Exhibit (r)(1)

                           HATTERAS MASTER FUND, L.P.
                      HATTERAS MULTI-STRATEGY FUND I, L.P.
                     HATTERAS MULTI-STRATEGY TEI FUND, L.P.

                                 CODE OF ETHICS

A. LEGAL REQUIREMENT.

                  Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"), makes it unlawful for any Director or officer of Hatteras Master Fund, L.P., Hatteras Multi-Strategy Fund I, L.P. and Hatteras Multi-Strategy TEI Fund, L.P. (the "Funds"), or of Hatteras Investment Partners LLC, the investment manager of the Funds (the "Manager") as well as certain other persons, in connection with the purchase or sale by such person of a security "held or to be acquired" by the Funds:

                  (1) To employ any device, scheme or artifice to defraud the Funds;
                  (2) To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;
                  (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or
                  (4) To engage in any manipulative practice with respect to the Funds.

                  A security is "held or to be acquired" by the Funds if within the most recent 15 days it (i) is or has been held by the Funds, or (ii) is being or has been considered by the Funds or the Manager for purchase by the Funds. A security "held or to be acquired" by the Funds also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security described in the preceding sentence. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

B. FUND POLICY.

                  It is the policy of the Funds that no "access person"1 of the Funds or of the Manager shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

C. PROCEDURES.

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1        An "access person" is each board member, general partner, officer or
         "advisory person" of the Funds or the Manager (hereinafter, "Access Person"). An "advisory person" is any director, officer, general partner or employee of the Funds or the Manager (or of a company in a control relationship to the Funds or the Manager) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to the Funds or the Manager who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security by the Funds.

                  1. To provide the Funds with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:

                  (a) Within 10 days of becoming an Access Person, all Access Persons (other than board members who are not "interested persons" (as defined in the 1940 Act) of the Funds) must submit to the Funds' Chief Compliance Officer (the "Chief Compliance Officer") a statement of all securities in which such Access Person has any direct or indirect beneficial ownership.2 This statement must be as of a date within 45 days of its submission to the Chief Compliance Officer and include
                         (i) the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new employees of the Funds who are Access Persons upon their employment by the Funds.

                  (b) When an account is established by an Access Person (other than board members who are not "interested persons" (as defined in the 1940 Act) of the Funds) in which any securities were held during a quarter for the direct or indirect benefit of the Access Person such Access Person is required to send written notification (which include email notification) of such fact to the Chief Compliance Officer BEFORE engaging in any personal securities transactions through such account, but in any event within 30 days of the end of the calendar quarter in which the account was opened on the form attached hereto as Appendix B. Such report must include (i) the name of the broker, dealer or bank with whom the Access Person established the account, (ii) the date the account was established and (iii) the date the report was submitted by the Access Person. A letter in the form annexed hereto as Appendix A will be sent to the broker-dealer involved, allowing such Access Person to maintain the account and directing that duplicate confirmations of transactions in the account be sent to the Chief Compliance Officer.

---------------
2 "Beneficial ownership" of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should consider yourself the beneficial owner of securities held by a partnership in which you are a general partner; securities held by a trust of which you are the settler if you can revoke the trust without the consent of another person, or a beneficiary if you have or share investment control with the trustee. You should also consider yourself the beneficial owner of securities if you can vest or revest title in yourself, now or in the future. Any report by an Access Person required under this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

                  (c) Investment personnel3 are prohibited from engaging in any personal securities transaction involving "reportable securities" without obtaining prior written approval from the Chief Compliance Officer.

                  (d) In connection with any decision by the Chief Compliance Officer to approve transactions by investment personnel acquiring direct or indirect beneficial ownership in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 thereunder), the Chief Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for the Funds and their partners, and whether the opportunity is being offered to an individual by virtue of his or her position with the Funds. Any investment personnel receiving approval from the Chief Compliance Officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the Funds' subsequent consideration of an investment in such issuer and any decision by the Funds to invest in such issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

                  (e) Each portfolio manager4 is prohibited from buying or selling a security within at least seven calendar days before and after the Funds trade in that security. The portfolio manager will be required to disgorge to the Funds any profits realized on trades within the proscribed periods.

                  (f) All investment personnel and any other Access Persons who obtain information concerning recommendations made to the Funds with regard to the purchase or sale of a security are prohibited from engaging in any personal securities transaction on a day the Funds have a pending "buy" or "sell" order involving the same security until the Funds' order is executed or withdrawn.

                  (g) Each Access Person shall submit reports in the form attached hereto as Appendix B to the Chief Compliance Officer, showing all transactions in "reportable securities" in which the person has, or by reason of such transaction acquires, any direct or indirect "beneficial ownership." Such reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control or with respect to transactions pursuant to an Automatic Investment Plan.5 An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements.

----------------
3 "Investment personnel" is any employee of the Funds or the Manager (or of any company in a control relationship to the Funds or the Manager) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds, and any natural person who controls the Funds or the Manager and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.

4 "Portfolio manager" is an Access Person entrusted with direct responsibility and authority to make investment decisions affecting the Funds.

                  (h) Each Access Person, other than a board member who is not an "interested person" (as defined in the 1940 Act) of the Funds, shall submit an annual report in the form attached hereto as Appendix C to the Chief Compliance Officer, showing as of a date no more than 45 days before the report is submitted (1) all holdings in "reportable securities" in which the person had any direct or indirect "beneficial ownership" and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

                  (i) Each board member who is not an "interested person" (as defined in the 1940 Act) of the Funds shall NOT be required to submit the quarterly report --- required under subparagraph (g), unless during the quarter said board member engaged in a transaction in a "reportable security" when he or she knew or, in the ordinary course of fulfilling his other official duties as a board member of the Funds, should have known that during the 15-day period immediately before or after the date of the transaction, the Funds purchased or sold, or considered for purchase or sale, the security.

                  (j) All investment personnel are prohibited from receiving a gift or other personal items with a value of more than $100 value from any person or entity that does business with or on behalf of the Funds.

                  (k) Investment personnel must receive authorization from the Chief Compliance Officer prior to serving as a board member of any publicly-traded company. Authorization will be based upon a determination that the board service would be consistent with the interests of the Funds and their partners. Any investment personnel serving as a board member of a publicly-traded company will be excluded from any investment decisions by the Funds regarding such company.

-----------------
5 "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

                  (l) All Access Persons are required to certify annually to the Chief Compliance Officer that they have (i) read and understand this Code of Ethics and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code of Ethics and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics. A form of certification is annexed hereto as Appendix D.

                  In accordance with Rule 17j-1, "reportable securities" do not include direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments,6 repurchase agreements and shares of registered open-end investment companies7. Further, in light of the investment objectives and policies of the Funds, the Funds' Board does not believe that transactions by its Access Persons in any securities other than the securities which the Funds are permitted to purchase would be prohibited by Rule 17j-1. Accordingly, a "reportable security" does not include securities which the Funds are not permitted to acquire under their investment objective and policies set forth in its then-current confidential memorandum. If the investment objective and policies of the Funds change in the future, the Funds' Board will reconsider the scope of this reporting requirement in light of such change and Rule 17j-1.

                  2. The Chief Compliance Officer shall notify each Access Person of the Funds who may be required to make reports pursuant to this Code that such person is subject to its reporting requirements and shall deliver a copy of this Code to each such person. Each Access Person must read (and acknowledge that he or she has done so on the form annexed hereto as Appendix E) and must retain this Code.

                  3. The Manager shall adopt, maintain and enforce a separate code of ethics with respect to its personnel who are access persons in compliance with Rule 17j-1, and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and shall forward to the Chief Compliance Officer copies of the code, all future amendments and modifications thereto, the names of all persons who are now or hereafter required to report their securities transactions pursuant to the code, and a copy of each report submitted by such persons. To the extent any Access Persons of the Funds are subject to the code of ethics adopted pursuant to Rule 17j-1 by the Manager, the reporting procedures under this Code of Ethics shall not apply to such Access Persons.

                  4. The Chief Compliance Officer shall:
                     a) review all reports required to be made by the Funds'
                  Access Persons pursuant to this Code;

---------------
6 "High quality short-term debt instruments" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

7 Shares of certain registered open-end investment companies will be included as a "reportable security" with respect to Access Persons of the Company's investment advisers or any company controlled by or under common control with the investment advisers.

                     (b) maintain copies of the code of ethics adopted by the
                  Manager pursuant to Rule 17j-1 and the names of the persons who are required to report their securities transactions pursuant to such code;
                     (c) receive and review copies of all reports to be made
                  under the code of ethics adopted by the Manager in compliance with Rule 17j-1;
                     (d) submit to the Funds' Board at its regularly scheduled
                  quarterly meeting a written report listing (i) the names of those persons who were required to submit reports for the prior quarter under this Code or the code of ethics adopted by the Manager but failed to and (ii) any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code or the code of ethics adopted by the Manager; and
                     (e) promptly investigate any securities transaction listed pursuant to subparagraph (d)(ii) above and submit periodic status reports with respect to each such investigation to the Funds' Board.

                  5. At least once a year, the Funds and the Manager each must provide the Funds' Board with a written report that (i) describes issues that arose during the previous year under their respective codes of ethics, including information about material code violations and sanctions imposed in response to these material violations, and (ii) certifies to the Funds' Board that the Funds and the Manager, as the case may be, have adopted procedures reasonably necessary to prevent Access Persons from violating their respective codes of ethics. A copy of each report required by this Section must be preserved with the Funds' records for the period required by Rule 17j-1.

                  6. The Funds' Board shall oversee the operation of this Code and review with the Chief Compliance Officer, counsel to the Funds and, if appropriate, representatives of the Manager, the reports provided to it pursuant to the immediately preceding paragraph and possible violations of this Code and the code of ethics adopted by the Manager in compliance with Rule 17j-1. The Funds' Board shall consider what sanctions, if any, should be imposed.

                  7. Before approving material changes to code of ethics of the Manager, the Board shall receive a certification from the Manager that it has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics. The Funds' Board, including a majority of those board members who are not "interested persons" (as defined in the 1940 Act) of the Funds, shall approve material changes to the Manager's code no later than six months after adoption of such changes.

                  8. This Code and any code that has been in effect during the past five years, a copy of each report by an Access Person, a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Section C.1(d) of the Code, a record of any Code violation and any action taken as a result of the violation must be preserved with the Funds' records for the period and in the manner required by Rule 17j-1.

As Adopted: March 10, 2005

                                   APPENDIX A


                                                                            Date


Contact:
Broker/Dealer:
Telephone:
Address:

Re:                              (Access Person's Name)
     --------------------------

Dear                            :
     --------------------------

We have been informed that , [state title] of ___________________ (the "Funds") who is involved with the Funds's investment activities is maintaining an account
with                                .
     ------------------------------

Account Numbers:



This letter will serve to inform you that we do not object to the maintenance of this account, provided that you promptly send duplicate copies of all confirmations and statements to the undersigned marked "Personal and Confidential."

Sincerely yours,


Denise Buchanan
Chief Compliance Officer
[FUNDS]

                                   APPENDIX B

                      QUARTERLY PERSONAL INVESTMENT REPORT

Date of Report:
                -------------------

To:  Chief Compliance Officer

For the Calendar Quarter Ended:
                                --------------------------

From:
     --------------------------

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Companies:

                                                            Interest Rate         Nature of
                                                            and Maturity         Transaction                    Broker/Dealer or
                   Date of       Number of    Principal       Date (if            (Purchase,                   Bank Through whom
    Security     Transaction       Shares      Amount        Applicable)         Sale, Other)       Price           Effected
    --------     -----------       ------      ------        -----------         ------------       -----      ------------------





During the quarter referred to above, the following new Personal Accounts or Related Accounts were established in which securities and/or futures contracts were held during the quarter for my direct or indirect benefit.

    Account Holder's Name                  Name and address                                                     Name and telephone
 (if different from mine) and            of the firm at which                                     Date           number of account
   their relationship to me             account is maintained             Account Number      Established         representative
   ------------------------             ---------------------             --------------      -----------         --------------




Comments:





Signature:
           ------------------------

Reviewed By:
             --------------------------------

                                   APPENDIX C

                        ANNUAL PERSONAL HOLDINGS REPORT*



Date of Report:
                  -----------------------------------

To:               Chief Compliance Officer

From:
                  -----------------------------------------------------

As of [date ] I had a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940:

   Name of Security              Number of Shares           Principal Amount($)
-------------------------    -------------------------    ----------------------








As of [date ] I maintained accounts with the Brokers, Dealers or Banks listed below in which Securities were held for my direct or indirect benefit:




Signature:
                  --------------------------------------------


Approved By:
                  --------------------------------------------




------------------------------------------
* Information must be current as of a date no more than 45 days before this report is submitted.

                                   APPENDIX D


                       ANNUAL CERTIFICATION OF COMPLIANCE
                             WITH THE CODE OF ETHICS


I certify that:

1. I have read and understand the Code and recognize that I am subject to its terms and conditions.

2.   During the past year, I have complied with the Code's procedures.

3. During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code's procedures.



                                                    ----------------------------
                                                              Signature



Dated:                                              ----------------------------
      --------------------------                              Print Name

                                   APPENDIX E

                                 ACKNOWLEDGMENT


         I certify that I have read and understand the Code of Ethics of [FUNDS] and recognize that I am subject to its terms and conditions. I have disclosed all reported personal securities transactions required to be disclosed or reported pursuant to the Code's procedures and will continue to do so.


----------------------                         ------------------------
NAME                                                    DATE

                                      E-1